Exhibit 10.3

FORM OF

OMNIBUS AGREEMENT

This Omnibus Agreement (“Agreement”) is entered into on, and effective as of, the Closing Date, among BP Pipelines (North America) Inc., a Maine corporation (“BP Pipelines”), BP Midstream Partners LP, a Delaware limited partnership (the “Partnership”), BP Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and, solely for purposes of Articles 4 and 6, BP America Inc., a Delaware corporation (“BP”).

RECITALS

1.    The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Articles 2 and 5, with respect to certain indemnification obligations of the Parties to each other and related to the assets that are directly or indirectly conveyed, contributed or otherwise transferred to any member of the Partnership Group under the Contribution Agreement or owned by, leased by, or otherwise held for the operation of the business, properties or assets of, any member of the Partnership Group as of the Closing Date (the “Contributed Assets”).

2.    The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Articles 3 and 5, with respect to (i) the reimbursement by the Partnership for the Services related to (A) the Contributed Assets and (B) other assets that may be directly or indirectly conveyed, contributed, otherwise transferred to, or are acquired by, owned by, leased by, or otherwise held for the operation of the business, properties or assets of, any member of the Partnership Group from time to time (collectively and including the Contributed Assets, the “Partnership Assets”) and (ii) the limitation of duties, liability and indemnification related to the Services.

3.    The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 4, with respect to the granting of a trademark license from BP and its Affiliates to the Partnership Group.

4.    The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 6, with respect to the Partnership Group’s right of first offer with respect to the Subject Assets (as defined herein).

In consideration of the promises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Definitions

1.1    Definitions. As used in this Agreement (including the Recitals, which are incorporated herein for all purposes) the following terms shall have the meanings set forth below:

“Affiliate” is defined in the Partnership Agreement.

“Asset Contribution Deductible” is defined in Section 2.5(h).

“BP Administrative Fee” is defined in Section 3.2(b).

“BP D&O Cost” is defined in Section 3.2(b).

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“BP D&O Services” is defined in Section 3.1(a).

“BP G&A Services” is defined in Section 3.1(a).

“BP License” is defined in Section 4.1.

“BP Marks” is defined in Section 4.1.

“BP Operating Cost” is defined in Section 3.2(b).

“BP Operating Personnel” is defined in Section 3.1(d).

“BP Operating Personnel Services” is defined in Section 3.1(a).

“BP Pipelines Entities” means, collectively and individually, BP Pipelines and each of its Affiliates, other than the General Partner and the members of the Partnership Group.

“BP Pipelines Parties” means, collectively and individually, the BP Pipelines Entities (including any of their respective successors and permitted assigns) and their respective employees, officers, members, managers, directors, agents, contractors, subcontractors, invitees and representatives, but excluding agents, contractors, subcontractors, invitees and representatives retained by and in the name of any of the BP Pipelines Entities as part of the Third-Party Operating Services or the Third-Party G&A Services but for the direct benefit of and as agent for any of the Partnership Entities or the General Partner in accordance with Section 3.1(b).

“BP2” refers to the BP#2 crude oil pipeline system and related assets.

“BP2 OpCo” refers to BP Two Pipeline Company LLC, a Delaware limited liability company, which owns BP2.

“Business Day” means each calendar day other than a Saturday, Sunday or a day that is an official holiday in the State of Texas.

“Caesar” refers to Caesar Oil Pipeline Company, LLC, a Delaware limited liability company, and the pipeline system and related assets owned by such entity.

“Cleopatra” refers to Cleopatra Gas Gathering Company, LLC, a Delaware limited liability company, and the pipeline system and related assets owned by such entity.

“Closing Date” means [            ], 2017.

“Confidential Information” means any materials, information and data that is disclosed by or on behalf of a Disclosing Party or its Representatives to a Receiving Party or its Representatives, or which is learned or observed by the Receiving Party or its Representatives, in connection with any part of this Agreement (including the indemnification, provision of services and licensing of trademarks contemplated hereby), including trade secrets, know-how, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, contracts and contract-related information, consumer and/or customer relationships, consumer and/or customer identities and profiles, employee records and/or personal data, sales estimates, business plans, and internal performance results relating to the past, present or future

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business activities of the Disclosing Party or the Affiliates of such Disclosing Party and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a Receiving Party can show (a) is or has subsequently become available to the general public as part of the public domain without a breach of this Agreement by the Receiving Party or its Representatives, (b) has been furnished or made known to the Receiving Party or its Representatives without any obligation to keep it confidential by a third party under circumstances which are not known to the Receiving Party or its Representatives to involve a breach of the third party’s confidentiality or non-use obligations, or (c) was developed by the Receiving Party or its Representatives independently of information furnished or made available to the Receiving Party or its Representatives in accordance with this Agreement.

“Contributed Assets” is defined in the Recitals hereto.

“Contribution Agreement” means that certain Contribution, Assignment and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership and BP Pipelines, together with the additional conveyance documents and instruments contemplated thereunder, as such may be amended, supplemented or restated from time to time.

“Covered Environmental Losses” is defined in Section 2.1(a).

“Covered Right-of-Way and Permits Losses” is defined in Section 2.2.

“Diamondback” refers to the Diamondback diluent pipeline system and related assets.

“Diamondback OpCo” refers to BP D-B Pipeline Company LLC, a Delaware limited liability company, which owns Diamondback.

“Disclosing Party” means, as applicable in a given case, either:

(a)	any BP Pipelines Entity in its capacity as a party whose Confidential Information is being disclosed by it or on its behalf to any member of the Partnership Group or whose Confidential Information is being observed or learnt by any member of the Partnership Group; or

(b)	a member of the Partnership Group in its capacity as a party whose Confidential Information is being disclosed by it or on its behalf to any BP Pipelines Entity or whose Confidential Information is being observed or learnt by any BP Pipelines Entity, in each case in connection with any part of this Agreement, including the indemnification, provision of services and licensing of trademarks contemplated hereby.

“Endymion” refers to Endymion Oil Pipeline Company, LLC, a Delaware limited liability company, and the pipeline system and related assets owned by such entity.

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“Environmental Deductible” is defined in Section 2.5(d).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to pollution or protection of natural resources, wildlife and the environment or workplace health or safety including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Energy Independence and Security Act, as amended, 42 U.S.C. §§ 17001 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300f et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101 et seq., the Pipeline Safety Improvement Act of 2002, 49 U.S.C. §§ 60101 et seq., the Endangered Species Act, as amended, 16 U.S.C. § 1531 et seq. and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Equity Contribution Deductible” is defined in Section 2.5(f).

“Fault” means any act or omission that is determined by a final, non-appealable judgment on the merits to represent gross negligence, willful misconduct, reckless disregard or fraud.

“General and Administrative Services” is defined in Section 3.1(a).

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Indemnified Person” means the Person entitled to indemnification in accordance with Article 5.

“Indemnified Services Related Losses” is defined in Section 3.5.

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“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article 5.

“Interest Rate” means the lesser of (i) 2% over the one month London Interbank Offered Rate (LIBOR), and (ii) the maximum rate permitted by applicable law.

“Joint Venture Entities” means Mars and the Mardi Gras Joint Ventures.

“LIBOR” means the rate determined below at 11 a.m. on the due date of the original invoice as determined in Section 3.3:

(a)    the applicable Screen Rate; or

(b)    (if no Screen Rate is available for US Dollars) the arithmetic mean of the rates (rounded to four (4) decimal places) as supplied to BP Pipelines at its request quoted by the Reference Banks to leading banks in the London interbank market, for the offering of deposits in US Dollars for a one (1) month period; provided however, if LIBOR as of any calculation time is less than zero (0), then for all purposes of this Agreement, LIBOR shall be zero (0).

“Limited Partner” is defined in the Partnership Agreement.

“Litigation Matters Deductible” is defined in Section 2.5(g).

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mardi Gras” refers to Mardi Gras Transportation System Company LLC, a Delaware limited liability company, which owns a 56.0% ownership interest in Caesar, a 65.0% ownership interest in Proteus, a 65.0% ownership interest in Endymion, and a 53.0% ownership interest in Cleopatra.

“Mardi Gras Joint Ventures” refers collectively to Caesar, Cleopatra, Proteus and Endymion.

“Mark Licensees” is defined in Section 4.3.

“Mars” refers to Mars Oil Pipeline Company LLC, a Delaware limited liability company, and the pipeline system and related assets owned by such entity.

“Negotiation Period” is defined in Section 6.1.

“Non-Indemnified Services Related Losses” is defined in Section 3.5.

“Operated Asset” is defined in Schedule C hereto.

“Operated Partnership Entities” means the assets and operations of BP2, Diamondback and River Rouge and the pipelines of each of the Mardi Gras Joint Ventures, in each case to the extent and for such period in which such assets were operated by BP Pipelines.

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“Operating Permit” means any consent, license, permit or approval (other than Environmental Permits and Right-of-Way Consents) necessary to allow an Operated Partnership Entity to be operated in substantially the same manner as such Operated Partnership Entity was operated immediately prior to the Closing Date and as described in the Registration Statement.

“Operating Services” is defined in Section 3.1(a).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as the same may be amended from time to time.

“Partnership Change of Control” means the point at which BP Pipelines or its Affiliates cease to control, directly or indirectly, the General Partner. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.

“Partnership Assets” is defined in the Recitals hereto.

“Partnership Entities” means the Partnership Wholly-Owned Subsidiaries and the Joint Venture Entities.

“Partnership Group” is defined in the Partnership Agreement.

“Partnership Parties” means the Partnership Entities (including any of their respective successors and permitted assigns) and their or the General Partner’s respective employees, officers, members, managers, directors, agents, contractors, subcontractors, invitees and representatives other than the BP Pipelines Parties. For the avoidance of doubt, Partnership Parties include agents, contractors, subcontractors, invitees and representatives retained by and in the name of any of the BP Pipelines Entities as part of the Third-Party Operating Services or the Third-Party G&A Services but for the benefit of and as agent for any of the Partnership Entities or the General Partner in accordance with Section 3.1(b).

“Partnership Wholly-Owned Subsidiaries” means BP2 OpCo, Diamondback OpCo and River Rouge OpCo.

“Party” means a signatory to this Agreement, and “Parties” means all of the signatories to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Potential BP Seller” is defined in Section 6.1.

“Products” is defined in Schedule C hereto.

“Proteus” refers to Proteus Oil Pipeline Company, LLC, a Delaware limited liability company, and the pipeline system and related assets owned by such entity.

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“Receiving Party” means, as applicable in a given case, either:

(a)	any BP Pipelines Party in its capacity as a party who is receiving Confidential Information being disclosed by or on behalf of any member of the Partnership Group or who is observing or learning the Confidential Information of any member of the Partnership Group; or

(b)	any Partnership Party in its capacity as a party who is receiving Confidential Information being disclosed by or on behalf of any BP Pipelines Entity or who is observing or learning the Confidential Information of any BP Pipelines Entity,

in each case in connection with any part of this Agreement, including the indemnification, provision of services and licensing of trademarks contemplated hereby.

“Reference Banks” means the principal London offices of HSBC plc, Citibank NA. and BNP Paribas or such other banks as may be appointed by BP Pipelines.

“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-            ), as amended.

“Reimbursable Expenses” is defined in Section 3.3.

“Representatives” is defined in Section 7.1(a).

“Retained Assets” means all assets owned by any of the BP Pipelines Entities as of the Closing Date that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referenced in the Contribution Agreement.

“Right-of-Way Consents” means any title, right-of-way, consents, licenses, permits or approvals (other than Environmental Permits) necessary to allow any pipeline included in the Operated Partnership Entities to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date, in each case, where such failure renders the Partnership Group liable to a third party or unable to use or operate such assets in substantially the same manner as such asset was operated immediately prior to the Closing Date and as described in the Registration Statement.

“Right-of-Way and Permits Deductible” is defined in Section 2.5(e).

“River Rouge” refers to the Whiting to River Rouge refined products pipeline system and related assets.

“River Rouge OpCo” refers to BP River Rouge Pipeline Company LLC, a Delaware limited liability company, which owns River Rouge.

“ROFO Asset” is defined in Section 6.1.

“ROFO Notice” is defined in Section 6.1.

“Screen Rate” means the ICE Benchmark Administration’s London interbank offered rate for US Dollars for one month, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, BP Pipelines may specify another page or service displaying the appropriate rate.

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“Services” means, collectively, the General and Administrative Services and the BP Operating Personnel Services.

“Subject Assets” means (a) BP Pipelines’ retained equity interest in Mardi Gras that is not included in the Contributed Assets as the Closing Date and (b) the ownership interests of BP Pipelines and its direct and indirect Subsidiaries (excluding the Partnership Group) in midstream pipeline systems and assets related thereto located in the contiguous lower forty eight United States and offshore Gulf of Mexico owned as of the Closing Date, which pipeline systems include five (5) crude oil and natural gas liquids pipeline systems with the gross length as of the Closing Date of approximately one thousand eight hundred forty two (1,842) miles and gross mainline capacity as of the Closing Date of approximately one thousand seven hundred twelve (1,712) thousands of barrel of oil equivalent per day (“kboepd”) and ten (10) refined products pipeline systems with the gross length as of the Closing Date of approximately one thousand nine hundred forty five (1,945) miles and gross mainline capacity as of the Closing Date of approximately six hundred thirty three (633) kboepd.

“Subsidiary” is defined in the Partnership Agreement.

“Third-Party G&A Services” is defined in Section 3.1(a).

“Third-Party Operating Services” is defined in Section 3.1(a).

“Transfer” means to, directly or indirectly, sell, assign, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

“United States Area” means the United States of America and the District of Columbia but excludes Puerto Rico, the U.S. Virgin Islands, Guam and other U.S. territories and possessions.

1.2    Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)    If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b)    The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c)    A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

(d)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.

(e)    The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f)    The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

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(g)    The words “shall” and “will” have equal force and effect.

(h)    The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(i)    References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

ARTICLE 2

Indemnification

2.1    Environmental Indemnification by BP Pipelines.

(a)    Subject to Section 2.5, BP Pipelines shall indemnify, defend and hold harmless each member of the Partnership Group from and against any Losses suffered or incurred by or asserted against any member of the Partnership Group, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of:

(i)    any violation of or any non-compliance with or liability under Environmental Laws resulting or arising from the ownership by BP Pipelines or its Affiliates of its or their direct or indirect interests in the Contributed Assets prior to the Closing Date, other than matters listed on Schedule A or Schedule B;

(ii)    any environmental remediation or corrective action that is required by Environmental Law, to the extent resulting or arising from releases occurring during the ownership or operation of the Contributed Assets by BP Pipelines or its Affiliates prior to the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Contributed Assets or the disposal or release of Hazardous Substances generated by operation of the Contributed Assets by BP Pipelines or its Affiliates at non-Partnership Entity locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required under Environmental Laws as in effect prior to the Closing Date and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required under Environmental Laws as in effect prior to the Closing Date, in all cases other than matters listed on Schedule A or Schedule B; and

(iii)    any matter set forth on Schedule A,

provided, however, that with respect to any violation or non-compliance included under Section 2.1(a)(i) or any environmental remediation or corrective action included under Section 2.1(a)(ii), BP Pipelines will be obligated to indemnify such member of the Partnership Group solely to the extent that (x) such violation or need for environmental remediation or corrective action occurred or existed before the Closing Date under Environmental Laws as in effect on or prior to the Closing Date, (y) the violation, remediation or corrective action was not identified in a voluntary audit or investigation undertaken outside the ordinary course of business by any member of the Partnership Group or any Person acting at the request or on behalf of any member of the Partnership Group and (z) BP Pipelines receives the written notice specified in Section 5.1 relating to such violation or need for environmental remediation or corrective action prior to the third anniversary of the Closing Date; and provided, further, that for purposes of determining the amount of any Loss described in this Section 2.1(a) suffered or incurred by the Partnership Group, the Partnership’s ownership of 28.5% of Mars and 20.0% of Mardi Gras, and Mardi Gras’ 56.0% ownership of Caesar,

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53.0% ownership of Cleopatra, 65.0% ownership of Endymion and 65.0% ownership of Proteus shall be taken into account such that any Loss described in this Section 2.1(a) suffered or incurred by the Partnership Group or any member of the Partnership Group and subject to indemnification by BP Pipelines would equal 28.5%, 20.0%, 11.2%, 10.6%, 13.0% or 13.0% of the total such Losses of Mars, Mardi Gras, Caesar, Cleopatra, Endymion, and Proteus, as the case may be. Losses subject to indemnification in this Section 2.1(a) are referred to collectively as “Covered Environmental Losses.”

2.2    Right-of-Way and Permits Indemnification by BP Pipelines. Subject to Section 2.5, BP Pipelines shall indemnify, defend and hold harmless each member of the Partnership Group from and against any Losses suffered or incurred by such member of the Partnership Group, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of: (a) the failure of any Operated Partnership Entity to have any Right-of-Way Consents; (b) the failure of any Operated Partnership Entity to have any Operating Permits; (c) the cost of curing any condition set forth in clauses (a) or (b) of this Section 2.2 that does not allow any Operated Partnership Entity to be operated in substantially the same manner that the Operated Partnership Entity was operated immediately prior to the Closing Date, in each case to the extent that BP Pipelines receives the written notice specified in Section 5.1 relating to such condition prior to the first anniversary of the Closing Date; provided, however, that for purposes of determining the amount of any Loss described in this Section 2.2 suffered or incurred by the Partnership Group, the Partnership’s ownership of 28.5% of Mars and 20.0% of Mardi Gras, and Mardi Gras’ 56.0% ownership of Caesar, 53.0% ownership of Cleopatra, 65.0% ownership of Endymion and 65.0% ownership of Proteus shall be taken into account such that any Loss described in this Section 2.2 suffered or incurred by the Partnership Group or any member of the Partnership Group and subject to indemnification by BP Pipelines would equal 28.5%, 20.0%, 11.2%, 10.6%, 13.0% or 13.0% of the total such Losses of Mars, Mardi Gras, Caesar, Cleopatra, Endymion, and Proteus, as the case may be. Losses subject to indemnification in this Section 2.2 are referred to collectively as “Covered Right-of-Way and Permits Losses.”

2.3    Additional Indemnification by BP Pipelines.

(a)    Subject to Section 2.5, BP Pipelines shall indemnify, defend and hold harmless each member of the Partnership Group from and against any Losses suffered or incurred by such member of the Partnership Group, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of:

(i)    the failure of BP Pipelines to obtain, as of the Closing Date, title or any consent or approval necessary for the direct or indirect conveyance, contribution or transfer of the applicable membership or other equity interests of any member of the Partnership Group, all as contemplated by the Contribution Agreement, to the extent that BP Pipelines is notified in writing of such Losses in accordance with Section 5.1 prior to the first anniversary of the Closing Date;

(ii)    events and conditions associated with the Retained Assets, whether occurring at, before or after the Closing Date, except to the extent caused by the act or omission of the Partnership Group occurring after the Closing Date, provided that BP Pipelines receives the written notice specified in Section 5.1 relating to such events and conditions;

(iii)    any litigation, arbitration, dispute or other legal proceedings pending as of the Closing Date attributable to the ownership or operation by BP Pipelines or its Affiliates of, or otherwise involving or relating to, the Contributed Assets prior to the Closing Date (but excluding rate adjustments as a result of any such legal actions), including but not limited to those legal actions pending as of the Closing Date and identified on Schedule B, to the extent that BP Pipelines

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receives the written notice specified in Section 5.1 relating to such actions prior to the first anniversary of the Closing Date, provided that no such notice is required with respect to the items identified on Schedule B;

(iv)    all federal, state and local tax liabilities attributable to the ownership or the operation of the Partnership Entities by BP Pipelines or its Affiliates prior to the Closing Date, and any such tax liabilities that may result from the formation of the Partnership Group and the General Partner or from the direct or indirect conveyance, contribution or transfer of the applicable membership or other equity interests of any member of the Partnership Group, all as contemplated by the Contribution Agreement, to the extent that BP Pipelines receives the written notice specified in Section 5.1 relating to such liabilities prior to the date that is 60 days after the expiration of the statute of limitations applicable to such tax liabilities; and

(v)    the failure of BP Pipelines to obtain, as of the Closing Date, title or any consent or approval necessary for the direct or indirect conveyance, contribution or transfer to the applicable member of the Partnership Group of the Contributed Assets, to the extent not covered by the indemnity under Section 2.2 and that BP Pipelines is notified in writing of such Losses in accordance with Section 5.1 prior to the first anniversary of the Closing Date;

provided, however, that for purposes of determining the amount of any Loss described in this Section 2.3(a) suffered or incurred by the Partnership Group, the Partnership’s ownership of 28.5% of Mars and 20.0% of Mardi Gras, and Mardi Gras’ 56.0% ownership of Caesar, 53.0% ownership of Cleopatra, 65.0% ownership of Endymion and 65.0% ownership of Proteus shall be taken into account such that any Loss described in this Section 2.3(a) suffered or incurred by the Partnership Group or any member of the Partnership Group and subject to indemnification by BP Pipelines would equal 28.5%, 20.0%, 11.2%, 10.6%, 13.0% or 13.0% of the total such Losses of Mars, Mardi Gras, Caesar, Cleopatra, Endymion, and Proteus, as the case may be.

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2.4    General Indemnification by the Partnership. The Partnership shall indemnify, defend and hold harmless any of the BP Pipelines Parties from and against any Losses suffered or incurred by any of the BP Pipelines Parties, including as a result of any claim by a third party, directly or indirectly, by reason of, arising out of, or associated with, the ownership, management or operation of the Partnership Entities or of the Contributed Assets, whether related to the period before or after the Closing Date (including any violation of or any non-compliance with or liability under Environmental Laws and any environmental remediation or corrective action that is required by Environmental Law (including the presence of Hazardous Substances on, under, about or migrating to or from the Contributed Assets or the disposal or release of Hazardous Substances generated by operation of the Contributed Assets or the Partnership Entities at non-Partnership Entity locations), except to the extent (and only to the extent) that any member of the Partnership Group is entitled to indemnification hereunder; provided, however, that for purposes of determining the amount of any Loss described in this Section 2.4 suffered or incurred by any of the BP Pipelines Entities, the BP Pipelines Entities’ ownership of 80.0% of Mardi Gras, and Mardi Gras’ 56.0% ownership of Caesar, 53.0% ownership of Cleopatra, 65.0% ownership of Endymion and 65.0% ownership of Proteus shall be taken into account such that any Loss described in this Section 2.4 suffered or incurred by any of the BP Pipelines Entities and subject to indemnification by Partnership Group would equal 80.0%, 44.8%, 42.4%, 52.0% or 52.0% of the total such Losses of Mardi Gras, Caesar, Cleopatra, Endymion, and Proteus, as the case may be.

2.5    Limitations Regarding Indemnification.

(a)    The aggregate liability of BP Pipelines under Section 2.1(a)(i), Section 2.1(a)(ii), Section 2.2, Section 2.3(a)(iii) and Section 2.3(a)(v) shall not exceed $15,000,000 (fifteen million U.S. dollars).

(b)    The aggregate liability of BP Pipelines under Section 2.3(a)(i) shall not exceed the amount of the total proceeds received by BP Pipelines Entities under the Contribution Agreement on the Closing Date.

(c)    The aggregate liability of BP Pipelines for the matters set forth on Schedule A shall not exceed $25,000,000 (twenty-five million U.S. dollars).

(d)    With respect to Covered Environmental Losses under Section 2.1(a)(i) and Section 2.1(a)(ii), BP Pipelines shall not be obligated to indemnify, defend or hold harmless any member of the Partnership Group until such time as the aggregate amount of Losses incurred by the Partnership Group for such Covered Environmental Losses exceeds $500,000 (five hundred thousand U.S. dollars) (the “Environmental Deductible”), at which time BP Pipelines shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses over the Environmental Deductible. The Environmental Deductible shall not apply to items identified on Schedule A.

(e)    With respect to Covered Right-of-Way and Permits Losses under Section 2.2, BP Pipelines shall not be obligated to indemnify, defend and hold harmless any member of the Partnership Group until such time as the aggregate amount of Covered Right-of-Way and Permits Losses exceeds $500,000 (five hundred thousand U.S. dollars) (the “Right-of-Way and Permits Deductible”), at which time BP Pipelines shall be obligated to indemnify the Partnership Group for the excess of such Losses over the Right-of-Way and Permits Deductible.

(f)    With respect to Losses covered under Section 2.3(a)(i), BP Pipelines shall not be obligated to indemnify, defend and hold harmless any member of the Partnership Group until such time as the aggregate amount of such Losses exceeds $500,000 (five hundred thousand U.S. dollars) (the “Equity Contribution Deductible”), at which time BP Pipelines shall be obligated to indemnify the Partnership Group for the excess of such Losses over the Equity Contribution Deductible.

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(g)    With respect to Losses covered under Section 2.3(a)(iii), BP Pipelines shall not be obligated to indemnify, defend and hold harmless any member of the Partnership Group until such time as the aggregate amount of such Losses exceeds $500,000 (five hundred thousand U.S. dollars) (the “Litigation Matters Deductible”), at which time BP Pipelines shall be obligated to indemnify the Partnership Group for the excess of such Losses over the Litigation Matters Deductible. The Litigation Matters Deductible shall not apply to items identified on Schedule B.

(h)    With respect to Losses covered under Section 2.3(a)(v), BP Pipelines shall not be obligated to indemnify, defend and hold harmless any member of the Partnership Group until such time as the aggregate amount of such Losses exceeds $500,000 (five hundred thousand U.S. dollars) (the “Asset Contribution Deductible”), at which time BP Pipelines shall be obligated to indemnify the Partnership Group for the excess of such Losses over the Asset Contribution Deductible.

(i)    For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article 2 other than that described in Sections 2.5(d) through 2.5(h) and no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article 2 other than that that described in Sections 2.5(a), 2.5(b) and 2.5(c).

ARTICLE 3

Services and Compensation

3.1    Services.

(a)    BP Pipelines agrees to provide (either itself or through the BP Pipelines Parties) the services described below to and for the benefit of the Partnership Group and, where applicable, to manage the provision of such services to and for the benefit of the Partnership Group by third-party contractors or subcontractors retained in the name of the Partnership (or the General Partner) or, alternatively, in the name of BP Pipelines in accordance with Section 3.1(b):

(i)    direct operating services (including ongoing operations, repair, management and maintenance) of the Partnership Assets described in Part I of Schedule C by virtue of (A) the provision of BP Pipelines Entities’ employees or individual contractors (“BP Operating Personnel Services”) or (B) the retention and management for the benefit of the Partnership of third-party contractors or their subcontractors retained in the name of the Partnership (or the General Partner) or, alternatively, in the name of BP Pipelines in accordance with Section 3.1(b) (the “Third-Party Operating Services”) (or a combination of (A) and (B)) (collectively, the “Operating Services”); and

(ii)    the centralized general and administrative services related to the existence, management and operation of the Partnership Group and the Partnership Assets by virtue of (A) the provision of services described in Part II.A of Schedule C (the “BP G&A Services”) and Part II.B of Schedule C (the “BP D&O Services”) by the employees or individual contractors of BP Pipelines Entities or (B) the retention and management for the benefit of the Partnership of third-party contractors or their subcontractors retained in the name of the Partnership or, alternatively, in the name of BP Pipelines in accordance with Section 3.1(b) to provide services described in Part II.C of Schedule C (the “Third-Party G&A Services”) (or a combination of (A) and (B)) (collectively, the “General and Administrative Services”).

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(iii)    The Parties agree that the Operating Services and the General and Administrative Services are performed for the benefit of and subject to the supervision of the General Partner, with decisions that would reasonably be expected to have a material impact on the assets and operations of the Partnership subject to the General Partner’s approval and oversight.

(b)    The Parties agree that it is preferred that Persons who are to provide the Third-Party Operating Services or the Third-Party G&A Services be directly retained by, and contracted with in the name of, the General Partner, the Partnership or applicable member of the Partnership Group; provided that BP Pipelines or its Affiliates shall be entitled to contract for such services with such third parties on behalf of and as agent for (but without fiduciary liability to) the General Partner, the Partnership or any applicable member of the Partnership Group either (i) if so requested or approved by the General Partner in writing acting in good faith and agreed to by BP Pipelines or (ii) if it is deemed by BP Pipelines to be necessary for its performance of the Services (including an emergency response to an actual or potential event that may pose imminent threat to people, property or the environment) and in BP Pipelines’ reasonable judgment such services are unlikely to be secured timely in the name of the General Partner or the Partnership, in which case such third-party expenses incurred by BP Pipelines on behalf of and as agent for the Partnership shall be reimbursed to BP Pipelines Entities under Section 3.2(a) below.

(c)    The BP Operating Personnel Services and the BP G&A Services shall be provided in a manner substantially consistent with past practice prior to the Closing Date (as determined by BP Pipelines).

(d)    For the avoidance of doubt, the employees and individual contractors of the BP Pipelines Entities providing the BP Operating Personnel Services, the BP G&A Services or the BP D&O Services (the “BP Operating Personnel”) are not employees or individual contractors of the Partnership Entities, but instead, are employees or individual contractors of the applicable BP Pipelines Entity that is performing such services for the benefit of the Partnership Entities. Consequently, BP Pipelines acknowledges and agrees that it will be responsible for the payment (subject to reimbursement as provided in Section 3.2) of payroll and benefits related obligations to the employees of BP Pipelines Entities as well as compensation to individual contractors thereof, all as provided in Section 3.6 below, and the BP Operating Personnel are not entitled to the rights and benefits of employees or individual contractors of the Partnership Entities. BP Pipelines shall be responsible for procuring and maintaining all insurance coverage for the BP Operating Personnel consistent with past practice in connection with their provision of the Services hereunder.

3.2    Fees and Expenses.

(a)    Compensation & Reimbursement.

(i)    The Partnership shall reimburse the General Partner for all costs and expenditures incurred by the General Partner on behalf of the Partnership or any other member of the Partnership Group, including those in connection with the Services (including those related to obtaining the benefit of and enforcing the rights of the Partnership with respect to the indemnities provided by BP Pipelines pursuant to Sections 2.1, 2.2 and 2.3).

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(ii)    The Partnership shall compensate and reimburse BP Pipelines and other BP Pipelines Entities:

(A)    for the provision of (1) the BP Operating Personnel Services at BP Operating Cost (as defined in Section 3.2(b) below), and (2) Third-Party Operating Services at cost in the event any BP Pipelines Entity contracts for any of such Third-Party Operating Services in its own name for the benefit of and as agent for the Partnership as described in Section 3.1(b); and

(B)    for the provision of (1) the BP G&A Services in exchange for the BP Administrative Fee, (2) the BP D&O Services at BP D&O Cost (as defined in Section 3.2(b) below), and (3) the Third-Party G&A Services at cost in the event any BP Pipelines Entity contracts for any of such Third-Party G&A Services in its own name for the benefit of and as agent for the Partnership as described in Section 3.1(b).

(b)    BP Fees and Costs.

(i)    As consideration for the BP Operating Personnel Services, the Partnership will reimburse BP Pipelines Entities for all of BP Pipelines Entities’ costs and expenses involved in the provision of such services at cost, including, among other items, the fully burdened costs of compensation and benefits of employees or individual contractors of BP Pipelines Entities (including, for the avoidance of doubt, long-term incentives and appropriate out of pocket and travel costs reimbursable in accordance with applicable policies of the BP Pipelines Entities) to the extent such employees or individual contractors perform BP Operating Personnel Services for the Partnership Group’s benefit (provided that, with respect to employees or individual contractors that do not devote all of their business time to the Partnership Group, the costs of compensation and benefits (including long-term incentives) of such personnel shall be allocated to the Partnership Group and included in the compensation for the BP Operating Personnel Services based on a determination made by BP Pipelines, subject to approval of the General Partner acting in good faith) (the “BP Operating Cost”), payable monthly as provided in Section 3.3.

(ii)    As consideration for the BP D&O Services, the Partnership will reimburse BP Pipelines Entities for all of their costs and expenses involved in the provision of such services at cost, including, among other items, the fully burdened costs of compensation and benefits of employees of BP Pipelines Entities (including, for the avoidance of doubt, long-term incentives and appropriate out of pocket and travel costs reimbursable in accordance with applicable policies of the BP Pipelines Entities) to the extent such employees or individual contractors perform the BP D&O Services for the Partnership Group’s benefit (provided that, with respect to employees or individual contractors that do not devote all of their business time to the Partnership Group, the costs of compensation and benefits of such personnel shall be allocated to the Partnership Group and included in the compensation for the BP D&O Services based on a determination made by BP Pipelines, subject to approval of the General Partner acting in good faith) (the “BP D&O Cost”), payable monthly as provided in Section 3.3.

(iii)    As consideration for the BP G&A Services, the Partnership will pay BP Pipelines a fee (the “BP Administrative Fee”), initially, of $13.3 million per year, payable in equal monthly installments as provided in Section 3.3. The BP Administrative Fee for the 2017 fiscal year will be prorated based on the number of days from the Closing Date to December 31, 2017.

(A)    The Parties acknowledge and agree that it is the intent of the Parties that the BP Administrative Fee will cover the cost of the BP G&A Services provided by the employees or individual contractors of the BP Pipelines Entities to the Partnership Group, including the following: (1) the fully burdened costs of compensation

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and benefits of employees or individual contractors (including, for the avoidance of doubt, long-term incentives and appropriate out of pocket and travel costs reimbursable in accordance with applicable policies of the BP Pipelines Entities), to the extent such personnel perform the BP G&A Services for the Partnership Group’s benefit (provided that, with respect to personnel who do not devote all of their business time to the Partnership Group, the costs of compensation and benefits of such personnel shall be allocated to the Partnership Group based on a determination made by BP Pipelines, subject to approval of the General Partner acting in good faith); and (2) all sales, use, excise, value added or similar tax, if any, that may be applicable from time to time with respect to the BP G&A and the BP D&O Services provided to the Partnership Group pursuant to Section 3.1.

(B)    The Parties acknowledge and agree that the BP Administrative Fee may be (i) changed prospectively once each calendar year effective as of January 1 of such year (with the first such change to be effective January 1, 2019) to accurately reflect the kind, degree and extent of the BP G&A Services provided by the BP Pipelines Entities to the Partnership Group, any changes in the level or complexity of the Partnership’s operations or any change in the cost to BP Pipelines and other BP Pipelines Entities of providing the BP G&A Services to the Partnership Group due to inflation or changes in any law, rule or regulation applicable to the BP Pipelines Entities or the Partnership Group, including any interpretation of such laws, rules or regulations or (ii) adjusted at any time during the year to reflect the contribution, acquisition or disposition of assets to or by the Partnership Group or any material actual or imminent change in operational activity of the Partnership Group, in each case as determined by BP Pipelines subject to the approval of the General Partner, acting in good faith.

(C)    From time to time, but not more frequently than once during any calendar year, the General Partner will have the right to submit to BP Pipelines a proposal to reduce the amount of the BP Administrative Fee for the following twelve-month period or a portion thereof if the General Partner believes, in good faith, that the prospective value of the BP G&A Services to be performed by BP Pipelines and its Affiliates (other than the Partnership Group) for the benefit of the Partnership Group will be less than the BP Administrative Fee in effect at such time.

(D)    If either Party submits a proposal to the other Party to change the BP Administrative Fee as provided in this Section 3.2, both Parties will negotiate in good faith to determine if the BP Administrative Fee should be changed and, if so, the amount of such change. If the Parties agree that the BP Administrative Fee should be changed, then the BP Administrative Fee shall be changed as of the first day of the month following such agreement.

(c)    Long Term Incentive Program by the Partnership. To the extent that the General Partner grants any awards under any of the Partnership’s or the General Partner’s incentive compensation plans in effect from time to time to any BP Operating Personnel (including, for the avoidance of doubt, any directors or officers of the General Partner), such awards shall not be part of the BP Operating Cost, the BP D&O Cost or the BP Administrative Fee and shall be at the Partnership’s sole expense.

3.3    Invoicing and Payment. On or before the tenth (10th) Business Day after each calendar month during which this Agreement is in effect, BP Pipelines shall submit an invoice (either in paper format or in such electronic format as is reasonably requested by the Partnership) to the Partnership for (i) the BP Administrative Fee installment due with respect to such month as well as any other compensation and

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reimbursable expenses due under Section 3.2(a)(ii) (“Reimbursable Expenses”) that have been incurred through the end of such month and not previously paid by the Partnership. The Partnership shall, within ten calendar days of receipt, pay such invoice, except for any Reimbursable Expenses therein being disputed in good faith by the Partnership. Any amounts that the Partnership has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from the Partnership shall be paid in full within ten calendar days of such determination or agreement, together with interest thereon at the Interest Rate (pro-rated for the number of days for which such payment is delinquent), from the date due under the original invoice until the date of payment.

3.4    Independent Contractor. The relationship of the BP Pipelines Entities to the Partnership Entities pursuant to Article 3 is as an independent contractor and nothing in this Agreement shall be construed to impose on the BP Pipelines Parties, any express or implied fiduciary or other special duty beyond the contractual obligations expressly set forth herein.

3.5    LIMITATION ON LIABILITY & INDEMNITY RELATED TO THE SERVICES. SUBJECT TO SECTION 3.6, IN NO EVENT SHALL ANY OF THE BP PIPELINES PARTIES BE LIABLE TO THE PARTNERSHIP PARTIES OR ANY THIRD PARTY FOR ANY LOSSES THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, ANY OF THE FOLLOWING: (I) THE PERFORMANCE OF THE SERVICES BY ANY OF THE BP PIPELINES PARTIES; (II) ANY ACTS OR OMISSIONS ON, ABOUT OR CONCERNING THE PARTNERSHIP ENTITIES OR THE PARTNERSHIP ASSETS BY ANY BP PIPELINES PARTY, ANY PARTNERSHIP PARTY OR ANY THIRD PARTY; OR (III) THE CONDITION OF THE PARTNERSHIP ASSETS, INCLUDING ITS ENVIRONMENTAL CONDITION AND COMPLIANCE (OR LACK OF COMPLIANCE) WITH APPLICABLE LAWS, INCLUDING ENVIRONMENTAL LAWS (EXCEPT AND ONLY TO THE EXTENT BP PIPELINES OWES AN INDEMNITY OBLIGATION WITH RESPECT TO SUCH CONDITION UNDER SECTIONS 2.1, 2.2 OR 2.3, IF ANY) (COLLECTIVELY, THE “INDEMNIFIED SERVICES RELATED LOSSES”), EXCEPT AND ONLY TO THE EXTENT THAT ANY SUCH LOSSES (X) ARE CAUSED BY THE FAULT OF ANY OF THE BP PIPELINES PARTIES AND (Y) DO NOT CONSTITUTE LOST OR PROSPECTIVE PROFITS OR ANY OTHER CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY LOSSES OR DAMAGES (COLLECTIVELY, THE “NON-INDEMNIFIED SERVICES RELATED LOSSES”).

(a)    THE PARTNERSHIP SHALL NOT TAKE, OR PERMIT TO BE TAKEN, ANY ACTION AGAINST ANY OF THE BP PIPELINES PARTIES FOR, AND SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH OF THE BP PIPELINES PARTIES FROM AND AGAINST, ANY AND ALL INDEMNIFIED SERVICES RELATED LOSSES ASSERTED BY OR ON BEHALF OF ANY PERSON. BP PIPELINES SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH PARTNERSHIP PARTY FROM AND AGAINST ANY AND ALL OF THE NON-INDEMNIFIED SERVICES RELATED LOSSES ASSERTED BY OR ON BEHALF OF ANY PERSON.

(b)    THIS SECTION 3.5 SPECIFICALLY PROTECTS THE BP PIPELINES PARTIES AGAINST LOSSES OR OTHER MATTERS EVEN IF THEY ARE CAUSED BY THE NEGLIGENCE, STRICT LIABILITY OR OTHER RESPONSIBILITY (EXCEPT TO THE EXTENT OF THE FAULT) OF ANY THE BP PIPELINES PARTIES.

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3.6    Payroll and Benefits Related Liabilities. Notwithstanding Section 3.5, BP Pipelines shall be responsible for any claims brought by Persons employed by any BP Pipelines Entity for non-payment of any and all actual salaries, wages, contributions, withholding deductions or taxes measured by such salaries, wages or compensation owed or owing by any BP Pipelines Entity to such Persons as well as well as the administration and payment of other employee benefits, employee insurance plans, unemployment or workers compensation, medical plans, retirement plans and profit sharing plans.

3.7    Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1(C), BP PIPELINES MAKES NO REPRESENTATIONS OR WARRANTIES (EXPRESSED, IMPLIED, ORAL OR OTHERWISE) REGARDING ANY ASPECT OF ITS PERFORMANCE OF (OR FAILURE TO PERFORM) THE SERVICES OR ITS OTHER DUTIES AND OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, FREEDOM FROM DEFECTS, QUALITY, VALUE, WORKMANSHIP, CONDITION, COMPLIANCE WITH LAWS, TITLE OR ENVIRONMENTAL MATTERS. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1(C), BP PIPELINES DISCLAIMS AND NEGATES, AND THE PARTNERSHIP WAIVES, ANY SUCH REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. IN NO EVENT SHALL ANY BP PIPELINES PARTY BE LIABLE TO ANY PARTNERSHIP PARTY FOR ANY LOSSES THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, ANY SUCH REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY SET FORTH IN SECTION 3.1(C). THIS SECTION 3.7 SPECIFICALLY PROTECTS THE BP PIPELINES PARTIES AGAINST SUCH LOSSES EVEN IF THEY ARE CAUSED BY THE NEGLIGENCE, STRICT LIABILITY OR OTHER RESPONSIBILITY (EXCEPT TO THE EXTENT OF THE FAULT) OF ANY OF THE BP PIPELINES PARTIES. THE PARTNERSHIP ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1(C), IT IS NOT RELYING ON ANY SUCH REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND THAT THE SERVICES ARE TO BE PERFORMED BY BP PIPELINES PARTIES “AS-IS, WHERE-IS,” WITH ALL FAULTS (EXCEPT TO THE EXTENT OF THE FAULT).

ARTICLE 4

Licenses of Marks

4.1    Grant of BP License. BP, an Affiliate of BP Pipelines, hereby grants to the Partnership and to each entity comprising a part of the Partnership Group, subject to third-party rights and to the terms and conditions herein, a royalty-free, non-exclusive sublicense (the “BP License”) in the United States Area to use the trade name “BP” as part of its company name and to use the trade name “BP” and the BP “Helios” design as part of its company identification, in each case to indicate such company’s affiliation with the BP brand on stationery, business cards, business forms, company publications and press releases, company marketing materials (including promotional merchandise), company public filings with the United States Securities and Exchange Commission and other regulatory authorities, and company websites or social media presences and any other methods currently used in the business, subject to BP’s prior written approval as to the form and manner of such identifications, which approval shall not be unreasonably withheld by BP. The trade name “BP” and the BP “Helios” design are collectively referred to herein as the “BP Marks.”

4.2    Ownership and Quality of BP Marks. The Partnership, on behalf of itself and the other members of the Partnership Group, agrees that ownership of the BP Marks and the goodwill relating thereto shall remain vested in BP and its Affiliates, during the term of the BP License and thereafter. The Partnership agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of BP’s or the applicable BP affiliate’s ownership of the BP Marks or any registration thereof by BP or the applicable BP affiliate. In connection with the use of the BP Marks, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have

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any ownership in the BP Marks or registration thereof. The Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the BP Marks by the Partnership or the other members of the Partnership Group shall not create any right, title or interest in or to the BP Marks, and all use of the BP Marks by the Partnership or any other member of the Partnership Group shall inure to the benefit of BP or the applicable BP affiliate. The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the BP Marks, if at all, in accordance with such quality standards established by BP or any of its Affiliates (excluding the Partnership Group) and communicated to the Partnership Group from time to time. The Parties agree that the products and services offered by the Partnership as of the Closing Date are of a quality that is acceptable to BP. If BP or the applicable BP affiliate elects to modify or change the quality standards or format of the BP Marks, then the Partnership shall modify or change, and shall cause the other members of the Partnership Group or licensees hereunder to change, the format of the BP Marks within six months of prior written notice from BP of such modification or change in the quality standards or format of the BP Marks.

4.3    In the event that the Partnership or any of the other members of the Partnership Group or licensees hereunder (the “Mark Licensees”) is in material breach of this Article 4, BP shall transmit written notice of such material breach to the Partnership, and the relevant Mark Licensee shall have 60 days to cure such material breach. If the Mark Licensee cures such material breach, then the license to such Mark Licensee shall continue in force and effect. If the Mark Licensee fails to cure such material breach within such 60-day period, then BP shall have the right to terminate the license grant to such Mark Licensee, however, the license to the remaining Mark Licensees shall continue in force and effect.

4.4    Termination. The BP License shall terminate automatically upon a Partnership Change of Control.

ARTICLE 5

Indemnification Procedures

5.1    The Indemnified Person agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Agreement, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

5.2    Subject to Sections 5.5 and 5.6 below, the Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Person that are covered by the indemnification obligations under this Agreement, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the Indemnified Person from such claim without admission of fault; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Person, which consent shall not be unreasonably delayed or withheld.

5.3    Subject to Sections 5.5 and 5.6 below, the Indemnified Person agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification obligations under this Agreement, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Person may receive, permitting the name of the Indemnified Person to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified

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Person that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Person and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Person; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Person and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Person pursuant to this Article 5. The obligation of the Indemnified Person to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Person an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification obligations set forth in this Agreement; provided, however, that the Indemnified Person may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Person informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Person is still seeking indemnification hereunder.

5.4    In determining the amount of any Loss for which the Indemnified Person is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Person from third-party insurers, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the Indemnified Person as a result of such claim, and (ii) all amounts recovered by the Indemnified Person under contractual indemnities from third Persons.

5.5    If an indemnity claim submitted by the Partnership to BP Pipelines pursuant to Section 2.1 relates to the remediation of Hazardous Substance contamination, then BP Pipelines shall have the option at its sole election to take responsibility for performing and completing the remediation in-kind directly. If BP Pipelines delivers written notice to the Partnership that it is electing to assume responsibility for performing and completing the remediation, the Partnership shall provide BP Pipelines with all written documentation reasonably necessary for BP Pipelines to exercise its remediation in-kind rights and shall allow BP Pipelines to assume primacy in all communications with Governmental Authorities with respect to any contamination or remediation. The Partnership shall provide BP Pipelines with reasonable access to the affected area during normal business hours and to site utilities and services to the extent necessary to perform and complete the remediation. In connection with the performance of the work, BP Pipelines shall use commercially reasonable efforts to minimize any disruption of the Partnership’s operations and shall comply with the Partnership’s health, safety and environmental policies and procedures applicable to the site, provided that such policies and procedures are provided in writing in advance to BP Pipelines. BP Pipelines shall provide the Partnership with copies of all correspondence and reports submitted to or received from any Governmental Authority in connection with the remediation and shall keep the Partnership informed of all decisions potentially impacting the Partnership’s operations, and shall provide the Partnership with an opportunity with reasonable advance notice to listen to any conference calls and attend any meetings with Governmental Authorities regarding the remediation. BP Pipelines shall seek to perform all work tasks in a safe, workmanlike, and reasonably prompt and timely manner; provided, however, that BP Pipelines shall not be required to remediate the affected property to standards that are more stringent than those that allow for continued use of the property in the manner in which it was being used at the time of Closing. If necessary to promptly and efficiently complete the remediation, the Partnership shall agree to record any deed notice relating to the contamination that may be requested by BP Pipelines, provided that any such notice does not materially restrict the Partnership’s use and operation of the affected property. The remediation shall be deemed complete when BP Pipelines has obtained a letter or other written instrument from the Governmental Authority possessing jurisdiction with respect to the matter providing confirmation that no further remedial action is necessary to address the contamination.

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5.6    If an indemnity claim submitted by the Partnership to BP Pipelines pursuant to Section 2.2 is for costs to be incurred due to the failure of any Operated Partnership Entity to have any Right-of-Way Consents or Operating Permits, then BP Pipelines shall have the option at its sole election to take sole responsibility for (i) obtaining such Right-of-Way Consents or Operating Permits from the Governmental Authorities or other third parties that granted or issued the underlying rights-of-way or operating permits, (ii) obtaining replacement rights-of-way or operating permits from Governmental Authorities or other third parties, which may, if elected by BP Pipelines, include re-routing or relocating the applicable pipeline(s) included in the Partnership Group so long as, following any such re-routing or relocating, the Partnership Group is able to use and operate such pipeline(s) in substantially the same manner as such asset was used and operated immediately prior to the Closing Date. If BP Pipelines delivers written notice to the Partnership that it is electing to assume responsibility for obtaining Right-of-Way Consents, Operating Permits or replacements thereof pursuant to this Section 5.6, the Partnership shall provide BP Pipelines with all written documentation reasonably necessary for BP Pipelines to exercise its step-in rights and shall allow BP Pipelines to assume primacy in all communications with Governmental Authorities or other relevant third-parties with respect to the lack of Operating Permits or Right-of-Way Consents. Without limiting the generality of the foregoing, BP Pipelines may, at its sole election, seek to obtain any Right-of-Way Consents or Operating Permits, or replacement rights-of-way or operating permits, through the exercise of any condemnation authority which BP Pipelines and/or the Partnership may have, and the Partnership will, at BP Pipeline’s cost, cooperate with BP Pipelines in the exercise of any such condemnation authority, including filing any condemnation actions or proceedings to the extent condemnation authority is vested in the Partnership instead of BP Pipelines. BP Pipelines shall provide the Partnership with copies of all correspondence received from any Governmental Authority or other relevant third party in connection with the lack of Right-of-Way Consents or Operating Permits and shall keep the Partnership informed of all decisions potentially impacting the Partnership’s operations. BP Pipelines shall seek to acquire such Right-of-Way Consents, Operating Permits, or replacements thereof in a reasonably prompt and timely manner. If any pipelines are required to be re-routed or relocated, or any other work is necessary in connection with acquiring Right-of-Way Consents, Operating Permits or replacements thereof, the Partnership shall provide BP Pipelines with reasonable access to the subject area during normal business hours and to site utilities and services to the extent necessary to perform and complete the work, provided that BP Pipelines shall reimburse the Partnership for any increased costs that the Partnership incurs in connection with providing such access, utilities and services. In connection with the performance of any such work, BP Pipelines shall use commercially reasonable efforts to minimize any disruption of the Partnership’s operations and shall comply with the Partnership’s health, safety and environmental policies and procedures applicable to the site, provided that such policies and procedures are provided in writing in advance to BP Pipelines.

5.7    THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNIFICATION OBLIGATIONS BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PERSONS. IF IT IS JUDICIALLY DETERMINED, BEYOND THE CONTROL OF THE PARTIES, THAT THE MONETARY LIMITS OF THE RELEASE, DEFENSE, HOLD HARMLESS AND INDEMNITY AGREEMENTS VOLUNTARILY AND MUTUALLY ASSUMED BY THE PARTIES UNDER THIS AGREEMENT EXCEED THE MAXIMUM LIMITS PERMITTED UNDER APPLICABLE LAWS, INCLUDING, WITHOUT LIMITATION, ANY APPLICABLE ANTI-INDEMNITY STATUTE, IT IS AGREED THAT SAID RELEASE, DEFENSE, HOLD HARMLESS AND INDEMNITY AGREEMENTS SHALL AUTOMATICALLY BE AMENDED TO CONFORM TO THE MAXIMUM MONETARY LIMITS PERMITTED UNDER SUCH APPLICABLE LAWS.

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ARTICLE 6

Right of First Offer

6.1    Until the earlier of the seventh (7th) anniversary of the Closing Date or the date on which BP Pipelines or one of its Affiliates ceases to control the General Partner, BP Pipelines hereby agrees, and will cause its direct and indirect Subsidiaries (other than the Partnership Group) (each a “Potential BP Seller”) to agree, that if any Potential BP Seller decides to attempt to Transfer (other than to another Affiliate of BP Pipelines) any of the Subject Assets (in whole or in part) (each a “ROFO Asset”), such Potential BP Seller will:

(a)    notify the Partnership of its desire to sell such ROFO Asset in writing, including a customary description of the ROFO Asset (the “ROFO Notice”);

(b)    allow the Partnership up to forty five (45) days from its receipt of the ROFO Notice to make a binding written offer regarding the ROFO Asset, containing all material commercial and legal terms regarding such proposed sale and purchase transaction (the “ROFO Offer”);

(c)    following receipt of the ROFO Offer, negotiate with the Partnership exclusively and in good faith for a period of sixty (60) days from the date on which BP Pipelines receives a ROFO Offer complying with Section 6.1(b) (if any) (the “Negotiation Period”) in order to give the Partnership an opportunity to enter into definitive documentation for the purchase and sale of the ROFO Asset on terms that are mutually acceptable to such Potential BP Seller and the Partnership;

provided that, if such Potential BP Seller has not received a ROFO Offer in accordance with Section 6.1(b) or if the Partnership and such Potential BP Seller have not entered into a letter of intent or a definitive agreement with respect to the ROFO Asset within the Negotiation Period (as the same may be extended by a mutual written agreement of the Partnership and such Potential BP Seller), such Potential BP Seller shall have the right to Transfer such ROFO Asset to a third party following the failure by the Partnership to deliver a ROFO Offer in compliance with Section 6.1(b) or the expiration of the Negotiation Period, respectively, on any terms that are acceptable to such Potential BP Seller and such third party.

6.2    The Parties acknowledge that any Transfer of any Subject Asset pursuant to the Partnership’s right of first offer under Section 6.1 is subject to the terms of all existing agreements with respect to such Subject Assets, including any terms in such existing agreements that would preempt, supersede or impair the rights granted to the Partnership pursuant to Section 6.1 with respect to any Subject Asset, and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, governmental authorities, lenders or other third parties.

ARTICLE 7

Miscellaneous

7.1    Confidentiality.

(a)    From and after the Closing Date, each Receiving Party shall hold, and shall cause their respective Subsidiaries (other than the Joint Venture Entities) and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold all Confidential Information of the respective Disclosing Party hereunder in strict confidence, with at least the same degree of care that applies to such Receiving Party’s confidential and proprietary information and shall not use such Disclosing Party’s Confidential Information and shall not release or disclose such Disclosing Party’s Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any breach of this section by any of its Representatives.

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(b)    If a Receiving Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Disclosing Party in order to obtain or maintain any required governmental approval, the Receiving Party shall, to the extent legally permissible, provide notice to the Disclosing Party before disclosing such Confidential Information. Upon receipt of such notice, the Disclosing Party shall promptly either seek an appropriate protective order, waive the Receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the Receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the Receiving Party is legally compelled to disclose such Confidential Information or if the Disclosing Party does not promptly respond as contemplated by this Section 7.1, the Receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c)    Notwithstanding Section 6.1(a), each of the BP Pipelines Entities in its capacity as a Receiving Party shall have the right to use the Confidential Information of the Entities in connection with services and indemnification obligations contemplated by this Agreement and in connection with the management of the BP Pipelines Entities’ direct and indirect ownership of the Partnership, and in connection with the foregoing, the definition of Representatives with respect to BP Pipelines as a Receiving Party hereunder shall include a bona fide potential purchaser of all or some of BP Pipelines Entities’ direct and indirect ownership of any interest in the Partnership, including the ownership of the general partner of the Partnership.

(d)    Each Party acknowledges that the Disclosing Party would not have an adequate remedy at law for the breach by the Receiving Party of any one or more of the covenants contained in this Section 6.1 and agrees that, in the event of such breach, the Disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 6.1 and to enforce specifically the terms and provisions of this Section 6.1. Notwithstanding any other Section hereof, to the extent permitted by applicable law, the provisions of this Section 6.1 shall survive the termination of this Agreement.

7.2    Choice of Law; Arbitration; Submission to Jurisdiction.

(a)    This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

(b)    The Parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement shall be settled by submission to binding arbitration in Houston, Texas, such arbitration to be conducted as follows: If the Parties cannot resolve any such dispute, controversy or claim, any Party may initiate binding arbitration after giving a ten-day notice (in writing) of intent to arbitrate to the other Parties to such dispute, controversy, or claim. BP Pipelines, on behalf of the affected BP Pipelines Entities, and the General Partner, on behalf of the affected members of the Partnership Group, will each select a single arbitrator within 15 days of the delivery of the notice of intent to arbitrate by any Party. The arbitrators must be attorneys familiar by training and experience with midstream operations, master limited partnerships and Texas law or otherwise specialized or skilled so as to be fit for the nature of the dispute. The two selected arbitrators shall select a third arbitrator who will serve as the chairman. In addition, the arbitrators must be impartial and independent of the parties to such dispute, controversy, or claim. If a Party is unable or unwilling to select an arbitrator within 15 days of the notice of intent to arbitrate, then the single

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selected arbitrator shall select the third arbitrator and those two arbitrators shall select the other Party’s arbitrator. The arbitration proceeding shall be governed by Texas law and shall be informal and expeditious and conducted in such manner as to result in a good faith resolution as soon as reasonably possible under the circumstances. A hearing, if one is desired by the arbitrators, shall be held in Houston, Texas, no later than 15 days after selection of all of the arbitrators. The arbitrators shall set the schedule and requirements for any further proceedings and move the arbitration to completion as soon as reasonably practicable. It is the intent of the Parties, subject to any agreement or ruling to the contrary, that they may present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the arbitrators shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the arbitrators’ decision. The final decision of the arbitrators shall be binding on the Parties. Each Party shall bear its own costs and expenses of the arbitration; provided, however, that the costs of employing arbitrators shall be borne equally by each side.

(c)    Any Party may bring any action or proceeding to enforce the final decision of the arbitrators exclusively in any federal or state courts located in Texas and each Party (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 6.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

(d)    TO THE EXTENT THAT SECTION 6.2(B) AND THE PROVISIONS RELATED THERETO ARE DEEMED UNENFORCEABLE BY A COURT OF COMPETENT JURISDICTION, THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY SUCH DISPUTE, CONTROVERSY OR CLAIM GOVERNED THEREBY.

7.3    Notice. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five business days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally-recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide, one Business Day after deposit therewith is prepaid; or (d) if by e-mail, one business day after delivery with receipt is confirmed. All notices will be addressed to the Parties at the respective addresses as follows.

If to BP Pipelines:

BP Pipelines (North America) Inc.

Attn: Yevgeniy V. Nikulin – Managing Counsel M&A

501 Westlake Park Boulevard

Houston, Texas 77079

(281) 366-2000

Facsimile: (832) 664-6257

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If to any member of the Partnership Group:

BP Midstream Partners LP

c/o BP Midstream Partners GP LLC, its general partner

501 Westlake Park Boulevard

Houston, Texas 77079

Attn: Chief Legal Counsel

Facsimile: (832) 664-6257

7.4    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

7.5    Termination of Agreement. This Agreement, other than the provisions set forth in Article 2 and Article 6 hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by the General Partner or the Partnership immediately upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. In addition, the General Partner may terminate the Operating Services and the General and Administrative Services without cause and with 180 days’ advance notice. For the avoidance of doubt, the Parties’ indemnification obligations arising prior to the termination of this Agreement under Article 2 shall, to the fullest extent permitted by law, survive such termination in accordance with their respective terms.

7.6    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

7.7    Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties.

7.8    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

7.9    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

7.10    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

7.11    Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

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[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

BP PIPELINES (NORTH AMERICA) INC.

By:
Name:
Title:

BP MIDSTREAM PARTNERS LP

By:	BP Midstream Partners GP LLC, its general partner

By:
Name:
Title:

BP MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

BP AMERICA INC. (for purposes of Articles 4 & 6 only)

By:
Name:
Title:

Signature Page to Omnibus Agreement dated

among BP Pipelines (North America) Inc., BP Midstream Partners LP, BP Midstream Partners GP LLC, and BP America Inc.

Schedule A

to

Omnibus Agreement dated                     ,

among BP Pipelines (North America) Inc., BP Midstream Partners LP,

BP Midstream Partners GP LLC, and BP America Inc.

1.	Constantine, Michigan Pipeline Release. In 2010, a release of over 2,000 gallons of Products (as defined in Schedule C) occurred near Quarterline Road in Constantine, Michigan. A groundwater contamination plume of Light Non-Aqueous Phase Liquids (“LNAPL”) is present at the site. Remediation will consist of an air sparging system and additional groundwater monitoring wells at the site to stabilize the LNAPL plume and allow for monitored natural attenuation.

2.	Gerard Terminal Line Release. A release of Products occurred from this pipeline in approximately 1999. BP Pipelines has been unable to fully delineate the area affected by the release because a neighboring landowner has refused to grant access to their property for additional assessment work. BP Pipelines continues to negotiate with the neighboring landowner for access.

3.	Union, Michigan Pipeline Release. BP Pipelines continues to remediate a release of Products from this pipeline that occurred in 1964. In 2008, the Michigan Department of Environmental Quality (“MDEQ”) approved the installation of a liquid phase hydrocarbon recovery system. BP Pipelines has also installed an air sparging “cut-off” wall to prevent LNAPL from migrating offsite to an adjacent wetland area.

4.	Constantine, Michigan Pipeline Release. A release of Products occurred in 1987. BP Pipelines remediated the release under the oversight of MDEQ, which included the use of both a pump and treat system as well as use of a sulfate biodegradation system. All remedial activities for the site have been completed and groundwater monitoring does not identify the presence of any LNAPL. However, MDEQ will not approve No Further Action (“NFA”) status for the site until BP Pipelines obtains the consent of two neighboring landowners to record restrictive covenants on the property related to groundwater use. BP Pipelines continues to negotiate with the landowners to obtain consent to record the restrictive covenants.

5.	Bentley’s Corner, Michigan Pipeline Release. A release of Products occurred in 1981 as a result of a farmer striking the pipeline. MDEQ will not approve NFA status for the site until BP Pipelines obtains the consent of a neighboring landowner to record a restrictive covenant on the property related to groundwater use. BP Pipelines continues to negotiate with the landowner to obtain consent to record the restrictive covenant.

6.	Colon, Michigan Pipeline Release. In December 2008, over 14,000 gallons of Products were released when a third-party vehicle struck an aboveground scraper trap facility. The collision resulted in a fire, which subsequently consumed the majority of product released from the pipeline. During remedial activities conducted in response to the December 2008 event, BP Pipelines discovered evidence of a historical release and residual impacts to soils. BP Pipelines excavated all impacted soils. BP Pipelines has installed groundwater monitoring wells at the site and monitored site groundwater conditions for five quarters without identifying any data to indicate impacts to groundwater. In October 2011, BP Pipelines submitted an NFA request to MDEQ, but MDEQ rejected that request in 2012. However, MDEQ’s response states that the agency has “no further regulatory interest in the release due to limited staff resources and program funding, the nature and the extent of the release, and the review of the self-implemented cleanup actions.”

End of Schedule A

Schedule B

to

Omnibus Agreement dated                     ,

among BP Pipelines (North America) Inc., BP Midstream Partners LP,

BP Midstream Partners GP LLC, and BP America Inc.

(1) Indiana Land Trust (Paulson) v. BP Pipelines (North America) Inc.; and

(2) Kritsch, et al. v. BP Pipelines (North America) Inc., et al.

End of Schedule B

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Schedule C

to

Omnibus Agreement dated                     ,

among BP Pipelines (North America) Inc., BP Midstream Partners LP,

BP Midstream Partners GP LLC, and BP America Inc.

Part I - BP Operating Services

Operations, repair, management and maintenance of the Partnership Assets, including performing or causing or managing the performance of the following:

(a)	performance of such activities as may be required to transport and otherwise handle refined products, crude oil, natural gas, natural gas liquids, liquefied natural gas or other hydrocarbons (collectively and individually, the “Products”) tendered for transportation in each system of pipelines, terminals and other facilities included in the Partnership Assets operated by the Partnership (each an “Operated Asset”);

(b)	from Partnership funds, purchasing or causing to be purchased for and in the name of the Partnership or any applicable member of the Partnership Group necessary materials, supplies and services and incurring such expenses and entering into such commitments as necessary in connection with the proper operation, maintenance, management and repair of the Operated Asset;

(c)	from Partnership funds, promptly paying and discharging for and in the name of the Partnership or any applicable member of the Partnership Group all expenses, costs and liabilities incurred in operating, repairing, managing and maintaining the Operated Asset and for replacements, improvements and additions thereto;

(d)	on behalf of the Partnership or any applicable member of the Partnership Group, promptly invoicing and collecting all tariffs, sums and other payments due or payable thereto;

(e)	maintaining continuous surveillance of the Operated Asset, periodically inspecting the Operated Asset for damage or other conditions which could affect the safe, efficient and economic operation of the Operated Asset, and performing such repairs to the Operated Asset as may be required;

(f)	acting as coordinator and negotiator for the Partnership or any applicable member of the Partnership Group in contracts and agreements (including permits) with Governmental Authorities relating to the physical operation and maintenance of the Operated Asset and tariffs and taxes, as BP Pipelines determines is appropriate due to laws, regulations, permit conditions, franchise agreements, licenses, or right-of-way agreements;

(g)	preparing and maintaining operating and maintenance procedures and manuals, monitoring programs, contingency plans and training programs satisfying applicable laws, rules, regulations, and other requirements of governmental authorities together with such other operating and maintenance procedures or manuals as the Partnership or any applicable member of the Partnership Group may require;

(h)	preparing run tickets, daily status reports and other appropriate accounting materials to document custody transfer, receipt and delivery of Products, and sample, measure and reconcile Products received as may be necessary to verify quality and quantity;

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(i)	preparing appropriate surveillance, operating and maintenance reports to document the performance of the Operated Asset;

(j)	filing, storing and maintaining in a manner such that they shall be available for periodic inspection by the Partnership or any applicable member of the Partnership Group all as built drawings or descriptions of the Operated Asset, construction and maintenance records, inspection and testing records, operating procedures and manuals, custody transfer documents, and such other records as may be required by applicable laws, rules and regulations of governmental authorities or as may be requested by the Partnership or any applicable member of the Partnership Group;

(k)	maintaining other suitable and proper records, budget procedures and accounts as may be required by governmental agencies and regulations or as further set forth in this Agreement;

(l)	filing reports with appropriate governmental agencies pertaining to spills, leaks and other environmental and pipeline safety incidents and to the economic regulation of the Partnership or any applicable member of the Partnership Group;

(m)	engaging and managing such outside contractors, advisers, contractors and other representatives for the benefit of the Partnership or any applicable member of the Partnership Group as BP Pipelines determines may be necessary or appropriate relating to the direct operation, maintenance, repair or management of the Operated Asset; and

(o)	responding to emergencies.

Part II - General and Administrative Services:

Part II.A – BP G&A Services

Services provided by directors, officers, employees and individual contractors of BP Pipelines Entities pursuant to the BP Administrative Fee as set forth in Section 3.2(a) (except to the extent provided otherwise in Part B or Part C below and to the extent not constituting BP Operating Personnel Services):

(a)	Executive management services;

(b)	Financial management services;

(c)	Treasury services;

(d)	Accounting and financial reporting services;

(e)	Tax related services;

(f)	Information technology services;

(g)	Legal & regulatory compliance and reporting services;

(h)	Health, safety and environmental services;

(i)	Human resources services, including benefits administration;

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(j)	Procurement administration services*;

(k)	Non-project engineering and technical services;

(l)	Business development services;

(m)	Investor relations, communications and external affairs services;

(n)	Insurance procurement and administration;

(o)	Land, right of way and real property management services;

(p)	Administrative services; and

(q)	as requested by the General Partner, the management and oversight of third parties providing services to the Partnership described in Part C of this Schedule C.

(*) While the General and Administrative Services include the conduct of procurement administrative processes by BP Pipelines Entities for the benefit of the Partnership Group, the actual costs of operating, maintenance, repair, construction, transportation, handling, storage, balancing and similar services as well as the costs of materials and consumables, in each case purchased by or for the benefit of the Partnership is not included in the BP Administrative Fee.

Part II.B – BP D&O Services

(a)	Services of certain directors, officers or employees of BP Pipelines or its Affiliates serving in their capacities as directors or officers of the General Partner and any of the other members of the Partnership Group, including services related to obtaining the benefit of and enforcing the rights of the Partnership with respect to the indemnities provided by BP Pipelines pursuant to Sections 2.1, 2.2 and 2.3.

Part II.C – Third-Party G&A Services

(a)	Independent auditor services;

(b)	External legal counsel services;

(c)	External investment banking advice and services;

(d)	Transfer agent services;

(e)	Third-party insurance procurement and insurance administration services;

(f)	Third-party tax returns preparation and filing and K-1 preparation and distribution; and

(g)	Other third-party costs associated with compliance and reporting related to the Partnership’s publicly traded securities.

End of Schedule C

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